EXHIBIT 99.2

                       MOUNTAIN FINANCIAL HOLDING COMPANY

                            NOTICE OF SPECIAL MEETING
                                 OF SHAREHOLDERS

         A Special Meeting of shareholders of Mountain Financial Holding Company (the "Company") will be held at 9:00 a.m., Colorado time, on ________, 1998, at the Company's offices at 361 W. Highway 24, Woodland Park, Colorado, for the following purposes:

         1. To consider and vote upon an Agreement and Plan of Reorganization dated as of May 14, 1998 among the Company, its wholly-owned subsidiary Mountain National Bank (the "Bank"), Zions Bancorporation ("Zions"), Val Cor Bankcorporation, Inc. "Val Cor"), a wholly-owned subsidiary of Zions, and Vectra Bank Colorado, National Association) ("Vectra Bank"), Val Cor's wholly-owned subsidiary, an Agreement of Merger between the Company and Val Cor and an Agreement of Merger between Vectra Bank and the Bank (collectively, the "Plan of Reorganization"), and the transactions contemplated thereby. The Plan of Reorganization provides for the merger of the Company into Val Cor, with Val Cor being the surviving corporation, and for the merger of the Bank into Vectra Bank, with Vectra Bank being the surviving national banking association, as more fully described in the accompanying Proxy Statement/Prospectus.

         2. To transact such other business as may properly come before the Special Meeting.

         The Board of Directors has set ______________, 1998, as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting.

         Holders of Company Common Stock are entitled to assert dissenters' rights and to receive the fair value of their shares in cash if they comply with certain provisions under Colorado law. A copy of the applicable statute is attached to the Proxy Statement/Prospectus. Shareholders desiring to exercise dissenters' rights must comply strictly with the statutory provisions.

                                          By order of the Board of Directors,

                                          -----------------------------
                                          James P.  Oaks
                                          President and Chief Executive Officer

Dated: _________, 1998

         Please mark, sign and return the enclosed proxy in the envelope provided.